Exhibit 3.1

CERTIFICATE OF CONVERSION TO CORPORATION
OF TOWNSQUARE MEDIA, LLC
TO
TOWNSQUARE MEDIA, INC.

This Certificate of Conversion to Corporation, dated as of [●], [●], 2014, is being duly executed and filed by Townsquare Media, LLC, a Delaware limited liability company (the “LLC”), to convert the LLC to Townsquare Media, Inc., a Delaware corporation (the “Corporation”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) and the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.).

1.  The LLC was first formed on February 26, 2010. The LLC was first formed under the laws of the State of Delaware and was a limited liability company under the laws of the State of Delaware immediately prior to the filing of this Certificate of Conversion to Corporation.

2.  The name and type of entity of the LLC immediately prior to filing this Certificate of Conversion to Corporation was Townsquare Media, LLC, a Delaware limited liability company.

3.  The name of the Corporation as set forth in its certificate of incorporation filed in accordance with Section 265(b) of the General Corporation Law of the State of Delaware is Townsquare Media, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Corporation on the [●] day of [●] 2014.

TOWNSQUARE MEDIA, LLC

By:
Name:
Title:	Authorized Person

CERTIFICATE OF INCORPORATION

OF

TOWNSQUARE MEDIA, INC.

ARTICLE One

Section 1. Name of the Corporation. The name of this corporation is Townsquare Media, Inc. (the “Corporation”).

Section 2. Incorporator. The name and mailing address of the sole incorporator are as follows:

Name:	Martin O’Brien
Address:	c/o Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

ARTICLE Two

The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE Three

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation is being incorporated in connection with the conversion of Townsquare Media, LLC, a Delaware limited liability company (the “LLC”) to the Corporation (the “Conversion”) pursuant to Section 18-216 of the Delaware Limited Liability Company Act and Section 265 of the Delaware General Corporation Law, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Conversion to Corporation (the “Certificate of Conversion”).

ARTICLE Four

Section 1.  Authorized Shares. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 450,000,000 shares, consisting of:

(a)                50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”);

(b)               300,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”);

(c)                50,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); and

(d)               50,000,000 shares of Class C Common Stock, par value $0.01 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”).

Upon the filing of the Certificate of Conversion and this Certificate of Incorporation, the limited liability company interests in the LLC outstanding immediately prior to the effectiveness of the Conversion were converted, without any action required on the part of the Corporation or the former holders of such limited liability company interests, into that number of issued and outstanding, fully paid and nonassessable shares of Common Stock pursuant to and in accordance with the Plan of Conversion, dated [●], [●], 2014, in respect of the Conversion, a copy of which shall be on file with the books and records of the Corporation.

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Section 2.  Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, to provide by resolution or resolutions from time to time for the issuance, out of the authorized but unissued shares of Preferred Stock, of all or any of the shares of Preferred Stock in one or more series, and to establish the number of shares to be included in each such series, and to fix the voting powers (full, limited or no voting powers), designations, powers, preferences, and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of such series, including, without limitation, that any such series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, (iii) entitled to such rights upon the liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same class of capital stock, of the Corporation at such price or prices or at such rates and with such adjustments; all as may be stated in such resolution or resolutions, which resolution or resolutions shall be set forth on a certificate of designations filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without the separate vote of the holders of the Preferred Stock as a class. Subject to Section 1 of this ARTICLE FOUR, the Board of Directors is also expressly authorized to increase or decrease the number of shares of any series of Preferred Stock subsequent to the issuance of shares of that series, but not below the number of shares of

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such series then outstanding. Unless otherwise expressly provided in this Certificate of Incorporation, including any certificate of designations in respect of any series of Preferred Stock, in case the number of shares of such series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 3.  Common Stock.

(a)                Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or this Certificate of Incorporation, and subject to the rights of holders of Preferred Stock, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Except as otherwise expressly required by law, each holder of shares of Class C Common Stock, as such, shall have no right to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation in respect of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more such other series, to vote thereon pursuant to this Certificate of Incorporation or the Delaware General Corporation Law. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, and in addition to any vote required by law, (i) the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, shall be required to authorize any amendment or modification of any specific rights or obligations of the Class B Common Stock set forth in this Certificate of Incorporation that does not similarly affect the rights or obligations of the Class A Common Stock, and (ii) the affirmative vote of the holders of a majority of the outstanding shares of Class C Common Stock, voting as a separate class, shall be required to authorize any amendment or modification of any specific rights or obligations of the Class C Common Stock set forth in this Certificate of Incorporation that does not similarly affect the rights or obligations of the Class A Common Stock.

(b)               Dividends. Subject to the rights of the holders of any series of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such

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dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be, and the holders of Class C Common Stock shall receive Class C Common Stock or rights to acquire Class C Common Stock, as the case may be.

(c)                Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of any series of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale, lease, exchange, conveyance or other disposition of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(c).

(d)               Equal Status. Except as expressly provided in this ARTICLE FOUR, the Class A Common Stock, Class B Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger or consolidation requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of each class of Common Stock shall have the right to receive, or the right to elect to receive, the same form and amount of consideration, if any, as the holders of each other class of Common Stock on a per share basis, and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of each class of Common Stock shall have the right to receive, or the right to elect to receive, the same form and amount of consideration on a per share basis as the holders of each other class of Common Stock, provided, however, that if the consideration to be received by the holders of Common Stock in connection with any such transaction is in the form of shares of stock of the surviving or resulting corporation (or any parent corporation), such shares received by the holders of Class A Common Stock, Class B Common Stock or Class C Common Stock may have varying voting powers or other rights as are equivalent to those of the Class A Common Stock, Class B Common Stock and Class C Common Stock, respectively, as set forth herein.

ARTICLE Five

Section 1.  Conversion of Class B Common Stock. Each holder of shares of Class B Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class B Common Stock into an equal number of shares of Class A Common Stock;

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provided, however, that to the extent that such conversion would result in such holder holding more than 4.99% of the voting power of the Common Stock issued and outstanding immediately following such conversion, such holder shall first deliver to the Corporation an ownership certification in form and substance reasonably satisfactory to the Corporation for the purpose of enabling the Corporation (x) to determine whether such holder has an attributable interest in another entity that would cause the Corporation to violate applicable Federal Communications Commission (“FCC”) rules and regulations and (y) to seek any necessary approvals from the FCC or the United States Department of Justice. Notwithstanding anything to the contrary contained herein, no shares of Class B Common Stock shall be convertible pursuant to this Section 1, and the Corporation shall not be required to convert (including upon transfer as set forth in this ARTICLE FIVE) any share of Class B Common Stock, if the Corporation determines in good faith that such conversion would result in a violation of the Communications Act of 1934, as amended (the “Communications Act”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act. In the event of the death or disability of any holder which results in the termination of such holder’s employment with the Corporation, each share of Class B Common Stock held by such deceased or disabled holder, or any Affiliate of such deceased or disabled holder, shall automatically be converted into one (1) share of Class A Common Stock. The holder of the shares of Class A Common Stock into which such shares of Class B Common Stock shall have been converted shall have no rights as a holder of Class B Common Stock with respect to the shares so converted, but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class B Common Stock have been converted. Such holder shall exchange the certificates representing the shares of Class B Common Stock so converted for certificates representing the shares of Class A Common Stock into which such shares of Class B Common Stock have been converted, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Class A Common Stock and the Class B Common Stock, with a copy to the Secretary of the Corporation at its principal corporate office, notifying the transfer agent and the Secretary of such conversion and furnishing all proper instruments of conversion and/or transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. As used herein, “Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person; the term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlled” and “controlling” have meanings correlative to the foregoing. “Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity. For the purpose of this Certificate of Incorporation, “beneficial ownership” shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

Section 2.  Conversion of Class C Common Stock. Each holder of shares of Class C Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class C Common Stock into an equal number of shares of Class A Common Stock; provided, however, that to the extent that such conversion would result in such holder holding

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more than 4.99% of the voting power of the Common Stock issued and outstanding immediately following such conversion, such holder shall first deliver to the Corporation an ownership certification in form and substance reasonably satisfactory to the Corporation for the purpose of enabling the Corporation (x) to determine whether such holder has an attributable interest in another entity that would cause the Corporation to violate applicable FCC rules and regulations and (y) to seek any necessary approvals from the FCC or the United States Department of Justice. Notwithstanding anything to the contrary contained herein, no shares of Class C Common Stock shall be convertible pursuant to this Section 2, and the Corporation shall not be required to convert (including upon transfer as set forth in this ARTICLE FIVE) any share of Class C Common Stock, if the Corporation determines in good faith that such conversion would result in a violation of the Communications Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations promulgated under either such Act. The holder of the shares of Class A Common Stock into which such shares of Class C Common Stock shall have been converted shall have no rights as a holder of Class C Common Stock with respect to the shares so converted, but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have been converted. Such holder shall exchange the certificates representing the shares of Class C Common Stock so converted for certificates representing the shares of Class A Common Stock into which such shares of Class C Common Stock have been converted, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Class A Common Stock and the Class C Common Stock, with a copy to the Secretary of the Corporation at its principal corporate office, notifying the transfer agent and the Secretary of such conversion and furnishing all proper instruments of conversion and/or transfer in accordance with the procedures of the transfer agent and DTC, as applicable.

Section 3.  Transfer of Certain Shares. Subject to Section 11 of this ARTICLE FIVE, a record or beneficial owner of shares of Class B Common Stock or Class C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; provided, however, that (x) in the case of Class B Common Stock, unless the transferee is an Affiliate or Related Party of a Principal and (y) in the case of Class C Common Stock, unless in connection with and prior to such transfer, the transferor or transferee sends a notice to the Corporation requesting that the shares of Class C Common Stock remain shares of Class C Common Stock immediately following such transfer, then, concurrently with any such transfer, each such transferred share of Class B Common Stock or Class C Common Stock, as applicable, shall automatically be converted into one (1) share of Class A Common Stock. To the extent that any transfer of Common Stock (including, for the avoidance of doubt, any transfer of shares of Class A Common Stock, whether or not in connection with any conversion from Class B Common Stock or Class C Common Stock) would result in such transferee holding more than 4.99% of the voting power of the Common Stock issued and outstanding immediately following such transfer, such transferee shall first deliver to the Corporation an ownership certification in form and substance reasonably satisfactory to the Corporation for the purpose of enabling the Corporation (x) to determine whether such holder has an attributable interest in another entity that would cause the Corporation to violate applicable FCC rules and regulations and (y) to seek any necessary approvals from the FCC or the United States Department of Justice. The holder of shares of Class A Common Stock into which such shares of Class B Common Stock or Class C Common Stock, as applicable, shall have been converted shall have no further rights as a holder of Class B Common Stock or Class C Common Stock, as applicable, with respect to the shares of

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Class B Common Stock or Class C Common Stock, as applicable, so converted, but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class B Common Stock or Class C Common Stock, as applicable, have been converted pursuant to this Section 3. Any holder of a certificate representing shares of Class B Common Stock or Class C Common Stock, as applicable, so converted shall exchange the certificate(s) representing the shares of Class B Common Stock or Class C Common Stock so converted for one or more certificates representing the shares of Class A Common Stock into which such shares of Class B Common Stock or Class C Common Stock have been converted, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Class A Common Stock, the Class B Common Stock or the Class C Common Stock, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, notifying the transfer agent and the Secretary of the conversion pursuant to this Section 3 and all other information reasonably requested by the transfer agent or the Secretary and furnishing all proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and DTC, as applicable. As used in this Certificate of Incorporation, the term “Principal” means investment funds affiliated with Oaktree Capital Management, L.P. and their respective successors and Affiliates (collectively, “Oaktree”) and FiveWire Media Ventures LLC and its members; and the term “Related Party” means, with respect to any Principal, (x) any spouse or immediate family member of such Principal, or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an eighty percent (80%) or more controlling interest of which consist of such Principal and/or other Persons referred to in the immediately preceding clause (x).

Section 4.  Conditions Precedent to Transfer or Conversion. As a condition precedent to any proposed transfer or conversion of any shares of Class B Common Stock or Class C Common Stock (other than any transfer in a Public Sale or conversion in connection therewith, which, for the avoidance of doubt, shall remain subject to the information delivery requirements by transferees set forth in Section 3 of this ARTICLE FIVE), the transferor or holder electing such conversion, as applicable, shall give the Corporation not less than four (4) business days’ prior written notice of the proposed transfer or conversion, as the case may be, and, if applicable, the name and mailing address of the proposed transferee or Person who will hold the converted shares, as applicable, and shall promptly provide the Corporation, in addition to the information required in Section 1 and Section 2 of this ARTICLE FIVE, with any information reasonably requested by the Corporation to ensure compliance with applicable law. As used herein, “Public Sale” shall mean any sale of Common Stock to (i) the public pursuant to an offering or other sale registered under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) to or through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act or other applicable rule under the Securities Act.

Section 5.  Effective Time of Conversion. Subject to Section 1, Section 2 and Section 3 of this ARTICLE FIVE, the conversion of shares of Class B Common Stock or Class C Common Stock, as the case may be, will be deemed to have been effected as of the close of business on the date on which occurs the last to occur of the following events: (i) the certificate or certificates representing the shares of Class B Common Stock or Class C Common Stock to be converted have been surrendered to the transfer agent or Secretary of the Corporation with duly executed conversion instructions and, if applicable, transfer instructions, or in the case of shares held in book-entry form, duly executed conversion instructions and, if applicable, transfer

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instructions have been delivered to the transfer agent or Secretary of the Corporation, and (ii) all information reasonably requested by or on behalf of the Corporation has been provided to the Corporation and Corporation has made a good faith determination that such conversion does not violate the FCC ownership and transfer restrictions set forth in Section 11. At such time as such conversion has been effected, the rights of the former holder of the shares of Class B Common Stock or Class C Common Stock so converted as such a holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock into which such shares of Class B Common Stock or Class C Common Stock have been converted are to be issued (or, if such shares of Class A Common Stock are uncertificated, the Person or Person in whose name or names the shares of Class A Common Stock will be registered in book-entry form) will be deemed to have become the holder or holders of record of the shares of the Class A Common Stock so issuable by reason of the conversion.

Section 6.  Deliveries Upon Conversion. As soon as possible after a conversion has been effected (but in any event within three (3) business days), the Corporation or transfer agent will deliver to the holder whose shares have been converted: (i)  a certificate or certificates representing the number of shares of Class A Common Stock issuable by reason of such conversion, or as the case may be, evidence or confirmation of the book entry into the stock ledger of the Corporation for shares issuable upon conversion shall be deemed to have been made, in such name or names and such denominations as the converting holder has specified and (ii)  a certificate representing any shares of Class B Common Stock or Class C Common Stock which were represented by the certificate or certificates delivered to the Corporation or transfer agent, or as the case may be, evidence or confirmation of the book entry into the stock ledger of the Corporation, in connection with such conversion but which were not converted.

Section 7.  No Charges. The issuance of certificates representing shares of Class A Common Stock upon conversion of Class B Common Stock or Class C Common Stock, or the registration thereof in book-entry form, will be made without charge to the holders of such Common Stock for any issuance tax in respect of such issuance or other costs incurred by the Corporation in connection with such conversion and the related issuance of shares of Class A Common Stock, except for any transfer taxes that may be payable if certificates are to be issued or shares are to be registered in book-entry form in a name other than that in which the surrendered certificate is registered or book-entry shares are registered. Upon conversion of a share of Class B Common Stock or Class C Common Stock, the Corporation will take all such actions as are necessary in order to ensure that the Class A Common Stock issued or issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

Section 8.  No Adverse Action. The Corporation will not close its books against the transfer of Class A Common Stock in accordance with this Certificate of Incorporation issued or issuable upon conversion of Class B Common Stock or Class C Common Stock in any manner which interferes with the timely conversion of Class B Common Stock or Class C Common Stock.

Section 9.  Sufficient Shares. The Corporation shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class B Common Stock and Class C Common Stock then outstanding.

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Section 10.  Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of Capital Stock (as defined below) by any Person (whether by reason of a change in such Person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may give rise to an FCC Regulatory Limitation (as defined below) or subject the Corporation to FCC reporting requirements, such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its or the proposed transferee’s citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request; provided, however, that nothing herein shall require such Person or its Affiliates to disclose information regarding its borrowers in violation of any obligation of confidentiality towards such borrowers, and if such disclosure violation were to occur as a result of this requirement, such Person shall be entitled to withdraw its request for conversion or transfer of any or all of its shares.

Section 11.  FCC Matters.

(a)                To the extent necessary to avoid (i) a violation of the Communications Act or the rules, regulations and policies promulgated by the FCC and in effect from time to time (collectively, the “FCC Regulations”), (ii) a material limitation or impairment (including any impairment or limitation that could reasonably be expected to be material) of any existing business activity or proposed business activity of the Corporation or any of its subsidiaries under the Communications Act or FCC Regulations, (iii) a material limitation or impairment (including any impairment or limitation that could reasonably be expected to be material) under the Communications Act or FCC Regulations of the acquisition of an attributable interest in a full power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party, or (iv) the Corporation or any of its subsidiaries becoming subject (including where the Corporation or any of its subsidiaries could reasonably be expected to become subject) to any rule, regulation, order or policy under the Communications Act or FCC Regulations having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, then, in the case of each of (i) through (iv) above (each, an “FCC Regulatory Limitation”), the Board of Directors may, in its sole discretion, and only after allowing the applicable owner of shares of Capital Stock a reasonable opportunity to cure or prevent such FCC Regulatory Limitation, (I) take any action, including, without limitation, exchanging Capital Stock for non-voting securities of the Corporation, warrants to purchase securities of the Corporation or any other securities of the Corporation, it believes necessary to prohibit the ownership or voting of more than 25% of the Corporation’s outstanding Capital Stock by or for the account of aliens or their representatives or by a foreign government or representative thereof or by any entity organized under the laws of a foreign country (collectively “Aliens”), or by any other entity (x) that is subject to or deemed to be subject to control by Aliens on a de jure or de facto basis or (y) owned by, or held for the benefit of, Aliens in a manner that would cause the Corporation to be in violation of the Communications Act or FCC Regulations; (II) prohibit any conversion or transfer of the Corporation’s stock which the Corporation believes could cause more than 25% of the Corporation’s outstanding Capital Stock to be

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owned or voted by or for any Person identified in the foregoing clause (I); (III) prohibit the ownership, voting or transfer of any portion of its outstanding Capital Stock to the extent the ownership, voting or transfer of such portion would cause the Corporation to violate or would otherwise result in violation of any provision of the Communications Act or FCC Regulations; (IV) require the conversion of any or all shares of Capital Stock held by a holder into shares of any other class of Capital Stock in the Corporation with equivalent economic value (it being understood that for such purposes Class A Common Stock, Class B Common Stock and Class C Common Stock are deemed to have an equivalent economic value), (V) require the exchange of any or all shares held by a holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of Capital Stock, and/or (VI) redeem any shares of Capital Stock in accordance with Section 11(b) of this ARTICLE FIVE. If any Person from whom information is requested pursuant to Section 10 of this ARTICLE FIVE does not provide all the information requested by the Corporation completely and accurately in a timely manner, the Board of Directors may, in its sole discretion, take any of the actions listed in clauses (I) through (VI) above with respect to such Person and the securities of the Corporation held by or proposed to be converted by or transferred by or to such Person provided, however, that if the Board of Directors decides to take any of the actions listed in clauses (I) through (VI) above with respect to such Person and such securities, the Person may in its sole discretion upon notice to the Corporation decide not to proceed with such transfer or conversion. As used in this Certificate of Incorporation, the term “Capital Stock” means all shares now or hereafter authorized of any class or series of capital stock of the Corporation having the right to participate in the distribution of the assets and earnings of the Corporation, including the Common Stock and Preferred Stock and any shares of capital stock into which the Common Stock or Preferred Stock may be converted from time to time (whether as a result of recapitalization, share exchange or similar event) or are issued with respect to the Common Stock or Preferred Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security. The Corporation may, but is not required to, take any action permitted under this Section 11, and the grant of specific powers to the Corporation under this Section 11 shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

(b)               Without limiting the foregoing, the terms and conditions of redemption pursuant to clause (VI) of Section 11(a) of this ARTICLE FIVE shall be as follows:

(1)               the redemption price of any shares of Capital Stock to be redeemed pursuant to clause (VI) of Section 11(a) of this ARTICLE FIVE shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(2)               the redemption price of such shares of Capital Stock will be paid in cash;

(3)               if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the

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most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(4)               at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holder of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holder if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holder and is then subject to immediate payment to such holder upon surrender of the share certificates or compliance with DTC policies and procedures for the redemption of book entry securities for such holder’s redeemed shares;

(5)               from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holder of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(6)               such other terms and conditions as the Board of Directors shall determine in good faith.

(c)                For purposes of this Section 11 of this ARTICLE FIVE:

(1)               “Fair Market Value” shall mean, with respect to a share of any class or series of Capital Stock, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such Capital Stock is then listed during the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 11(b)(4) of this ARTICLE FIVE; provided, however, that if such shares are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over the counter quotation system selected by the Corporation during the 20 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section 11(b)(4) of this ARTICLE FIVE, or if trading of such shares is not reported in any over the counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith. Notwithstanding the foregoing, each share of Class B Common Stock and each share of Class C Common Stock shall be deemed to have a Fair Market Value equal to the Fair Market Value of a share of Class A Common Stock determined in accordance with the foregoing sentence.

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(2)               “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to or on the date specified in Section 11(b)(4) of this ARTICLE FIVE, as the case may be.

(d)               The Corporation shall instruct the Corporation’s transfer agent that the shares of the Corporation are subject to the restrictions set forth in this ARTICLE FIVE and such restrictions shall be noted conspicuously on the certificate or certificates representing such shares or, in the case of uncertificated securities, contained in the notice or notices sent as required by law and pursuant to any policies and procedures of DTC in respect of book entry securities.

ARTICLE Six

The Corporation shall have perpetual existence.

ARTICLE Seven

Section 1.  Board of Directors, Number. Unless otherwise provided by this Certificate of Incorporation or the Delaware General Corporation Law, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors that shall constitute the whole Board of Directors shall be fixed from time to time by resolution adopted exclusively by the Board of Directors.

Section 2.  Voting. Pursuant to that certain Stockholders’ Agreement, dated [●], 2014, by and between the Corporation and certain stockholders of the Corporation, Oaktree has the right to designate a specified number of designees for election to the Board of Directors, as set forth therein. Each director so designated by Oaktree (each, an “Oaktree Director”) shall be entitled to cast two (2) votes on each matter presented to the Board of Directors (but only one (1) vote on each matter presented to any committee thereof), as permitted under Section 141(d) of the Delaware General Corporation Law; provided, however, that, from and after the first date on which Oaktree ceases collectively to beneficially own (directly or indirectly) at least seventy percent (70.0%) of the number of shares Common Stock that Oaktree beneficially owned as of closing of the Corporation’s initial public offering (subject to adjustment for any stock split, combination, stock dividend, reclassification, recapitalization or like event), each Oaktree Director shall be entitled to cast only one (1) vote on each matter presented to the Board of Directors or any committee thereof. Each director of the Corporation (other than an Oaktree Director) shall be entitled to cast one (1) vote on each matter presented to the Board of Directors or any committee thereof.

Section 3.  Classification of Directors. Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The Oaktree Directors shall be allocated among the three classes as evenly as practicable. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders occurring after this Certificate of Incorporation

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becomes effective in accordance with the Delaware General Corporation Law (the “Effective Time”), the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders occurring after the Effective Time, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders occurring after the Effective Time. At each annual meeting commencing with the first annual meeting of stockholders occurring after the Effective Time, each director elected to the class of directors expiring at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. If the number of directors divided into classes as set forth herein is hereafter changed, any newly created directorship(s) or decrease in the number of directors shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable. Elections of directors need not be by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so provide. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective classes.

Section 4.  Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority in voting power of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is duly elected and qualified, or his or her earlier death, resignation, removal or retirement.

Section 5.  Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, (i) prior to the Trigger Date (as defined below), any director may be removed from office at any time with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class and (ii) after the Trigger Date, any director may be removed from office at any time but only with cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Section 6.  Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE SEVEN, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations or certificates of designations governing such series.

Section 7.  No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issue of one or more series of

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Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE Eight

Section 1.  Limitation of Liability.

(a)                To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)               Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring at or prior to the time of such repeal or modification.

ARTICLE Nine

Section 1.  Action by Written Consent. From and after the first date (the “Trigger Date”) on which Oaktree ceases collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the voting power of the outstanding shares of Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. For the avoidance of doubt, prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner provided by the Delaware General Corporation Law.

Section 2.  Annual Meetings of Stockholders. Except as otherwise expressly provided by law, an annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board of Directors in its sole and absolute discretion. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders at any meeting of stockholders shall be given in the manner provided in the Bylaws.

Section 3.  Special Meetings of Stockholders. Subject to any special rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation shall be called exclusively (i) by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of a majority in voting power of the whole Board of Directors or (ii) prior to the Trigger Date, by the Secretary of the Corporation at the request of the holders of fifty percent (50%) or more of the voting power of the issued and outstanding shares of Common Stock, and shall not be called by stockholders. For the avoidance

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of doubt, from and after the Trigger Date, the stockholders shall not be entitled to call special meetings of stockholders. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting given by or at the direction of the Board of Directors.

ARTICLE Ten

Section 1.  Certificate of Incorporation. The Corporation reserves the right at any time from time to time to alter, amend, repeal or change any provision contained in this Certificate of Incorporation, and to adopt any other provision authorized by the Delaware General Corporation Law, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE NINE, this ARTICLE TEN, ARTICLE ELEVEN, ARTICLE TWELVE and ARTICLE THIRTEEN may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. In addition to the foregoing, (a) the provisions of ARTICLE FOUR, Section 3(a)(i) may not be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, and (b) the provisions of ARTICLE FOUR, Section 3(a)(ii) may not be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class C Common Stock, voting as a separate class.

Section 2.  Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws. In addition to any other vote otherwise required by law or this Certificate of Incorporation, from and after the Trigger Date, with respect to the adoption, alteration, amendment or repeal of the Bylaws by the stockholders, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class, shall be required to adopt, alter, amend or repeal the Bylaws.

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ARTICLE Eleven

The Corporation expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

ARTICLE Twelve

Section 1.  Scope. The provisions of this ARTICLE TWELVE are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means Oaktree and their respective Affiliates (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation.

Section 2.  Competition and Allocation of Corporate Opportunities. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

Section 3.  Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this ARTICLE TWELVE, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4.  Amendment of this Article. To the fullest extent permitted by law, no amendment or repeal of this ARTICLE TWELVE in accordance with the provisions of Section 1 of ARTICLE TWELVE shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This ARTICLE TWELVE shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under

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this Certificate of Incorporation, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

Section 5.  Deemed Notice. Any Person purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE TWELVE.

ARTICLE Thirteen

Section 1.  Exclusive Forum. Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. As used in this Certificate of Incorporation, the term “Claim” means the actions, proceedings or claims referred to in clauses (i) through (iv) on this Section 1.

Section 2.  Personal Jurisdiction. If any Claim is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by law, be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 of this ARTICLE THIRTEEN (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 3.  Payment of Litigation Costs and Expenses. To the fullest extent permitted by law, in the event that any Person (the “Claimant”) (x) initiates or asserts a Claim, or joins any such Claim as a named party, and (y) does not thereby obtain a judgment on the merits that substantially achieves the full remedy or relief sought in the Claim, such Claimant shall be jointly and severally obligated to reimburse the Corporation for all fees, costs and expenses (including attorneys’ fees and the fees of experts) actually and reasonably incurred by the Corporation in defending such Claim.

Section 3. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE THIRTEEN.

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I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in accordance with the General Corporation Law of the State of Delaware, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand on this [●] day of [●] 2014.

/s/ Martin O’Brien
Martin O’Brien, Sole Incorporator

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